Exhibit 99.1

ESSEX RENTAL CORP. ANNOUNCES EXERCISE OF WARRANTS

BUFFALO GROVE, IL – March 7, 2011 – Essex Rental Corp. (Nasdaq: ESSX) ("Essex”) today announced the details of the exercise and expiration of  the Company’s warrants entitling the holder the right to purchase one share of common stock at a price of $5.00 per warrant.  As of December 31, 2010, 4,059,556 warrants set to expire on March 4, 2011 at 5:00 p.m. Eastern remained outstanding.  Since December 31, 2010 and prior to their expiration, approximately 3,950,000 warrants were exercised at a price of $5.00 per warrant for total cash proceeds to Essex of approximately $19.8 million.  As a result of the warrants that were exercised, approximately 3,950,000 shares of common stock were issued, resulting in total outstanding shares of common stock of approximately 24,400,000 as of March 7, 2011.

Ron Schad, Essex Rental Corp.’s President and CEO, exercised 21,159 warrants for $105,795 in addition to purchasing 60,000 common shares for $300,000 in December 2010.  The Company’s Chairman, Laurence Levy exercised 332,232 warrants for $1,661,160 and its Vice Chairman, Edward Levy exercised 163,596 warrants for $817,980.  Collectively, senior management and board members have invested $2,884,935 in the Company’s common stock since December 10, 2010.  Approximately 110,000 warrants not exercised expired as of the expiration date.   Effective March 4, 2011, Essex’s publicly-traded warrants (ESSXW) and units (ESSXU) have ceased trading.

Ron Schad stated, "We are pleased at the level of confidence demonstrated by investors, management and board members in exercising their warrants.  This capital infusion will be used to pay down debt and support our ongoing strategic growth initiatives.  We have also simplified our capital structure, improved our corporate liquidity and improved our common stock float and trading liquidity.”

The exercised warrants were issued in connection with the March 2007 initial public offering of Hyde Park Acquisiton Corp., a blank check company that acquired privately held Essex Holdings LLC and its subsidiary, Essex Crane Rental Corp., in October 2008.   As previously announced, on June 29, 2010 Essex completed a cashless warrant exercise under which Essex offered holders an opportunity to exercise up to 8,000,000 warrants on a cashless basis by tendering three warrants in exchange for one share of the Company’s common stock.  Pursuant to the offer, a total of 7,642,674 warrants were tendered for cashless exercise.  Included in these warrants were 936,840 warrants tendered by Essex’s officers and directors.  As a result of the cashless exercise of these warrants, 2,547,558 shares of common stock were issued.

About Essex Rental Corp.

Essex, through its subsidiaries, Essex Crane Rental Corp. and Coast Crane Company, is one of North America's largest providers of mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a fleet of over 1,000 cranes and other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

Some of the statements in this press release and other written and oral statements made from time to time by Essex and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Essex's expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides, intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexcrane.com. The factors listed here are not exhaustive. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com
Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com